UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Keystone Private Income Fund

(Name of Registrant as Specified In Its Charter)

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Keystone Private Income Fund

January 23, 2026

Dear Shareholder,

We recently sent you proxy materials concerning important proposals affecting Keystone Private Income Fund (the “Fund”) that will be considered at a Special Meeting of Shareholders on February 25, 2026 at the offices of Keystone National Group LLC (the “Investment Manager”) at 60 E. South Temple, Suite 2100, Salt Lake City, Utah 84111 at 9 a.m. Mountain Time (the “Special Meeting”). The proposals are to (1) approve a new investment management agreement between the Fund and the Investment Manager in light of the anticipated change in control of the Investment Manager (the “New Investment Management Agreement”) and (2) approve an incentive fee payable to the Investment Manager that is based on the net income of the Fund, excluding realized capital gains or losses or unrealized appreciation or depreciation (the “Incentive Fee Proposal”). While the Incentive Fee Proposal relates to a provision of the proposed New Investment Management Agreement, the two proposals are independent of, and not conditioned on, one another. You may vote for one proposal and against the other.

This letter is being sent to notify you that in Part 1 of the Proxy Statement that we recently sent to you, under the heading "Proposed Calculation of Income-Based Incentive Fee," the first paragraph should be read to reflect the revisions marked below:

Proposed Calculation of Income-Based Incentive Fee

If the Incentive Fee Proposal is approved, the basis for the incentive fee will be changed from the Fund’s net profits to its net income, which excludes realized capital gains or losses and unrealized appreciation or depreciation (the “Income-Based Incentive Fee”). Under the Incentive Fee Proposal, the Fund will pay the Investment Manager an incentive fee calculated and payable monthly in arrears based upon the Fund’s “Pre-Incentive Fee Net Investment Income” (defined below) for the immediately preceding month (the “Incentive Fee”). Payment of the Income-Based Incentive Fee shall be subject to a hurdle rate, expressed as a rate of return on the value of the Fund’s net assets equal to 0.58333333% per month (or an annualized hurdle rate of 7.00%) (the “Hurdle Rate”), subject to a “catch-up” feature (as described below). For purposes of the Income-Based Incentive Fee, net assets shall be calculated for the relevant month as the NAV of the Fund as of the first business day of each month.

Whether or not you expect to attend the Special Meeting, it is important that your shares be represented. Your immediate response will help reduce the need for the Fund to conduct additional proxy solicitations. Please vote by Internet, telephone or mail as soon as possible. If you have any questions regarding the proposals or the voting process, please call our proxy tabulator, Okapi Partners, LLC, toll free at (855) 305-0857.

Sincerely,

Kent Misener
Chairman and Trustee